Exhibit 10.16

Amendment Agreement to the Exclusive Business Cooperation Agreement

This Amendment Agreement to the Exclusive Business Cooperation Agreement (this “Agreement”) is entered into by and between the following parties on March 26, 2015, in the city of Beijing, the People’s Republic of China (the “PRC”).

Party A: Ku Tian Xia (Beijing) Information Technology Co., Ltd.

Party B: Beijing Womaiwopai Auction Co., Ltd.

Each party shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Whereas:

The Parties have entered into an Exclusive Business Cooperation Agreement (the “Original Agreement”) on September 15, 2014 (the “Execution Date of Original Agreement”), pursuant to which Party A shall provide exclusive technical support, consultation and other services to Party B. Hereinafter, through friendly negotiation, the Parties agree as follows:

Amend Exclusive Business Cooperation Agreement

1.1       The Article 2.1.1 of Original Agreement shall be amended to as follows:

Party B shall pay Service Fee to Party A on a monthly basis which shall consist of management fee and service fee as determined at the sole discretion of Party A based on the following factors:

(1)         Complexity and difficulty of the services provided by Party A;

(2)         Title of and time consumed by the employees of Party A providing the services;

(3)         Contents and commercial value of the services provided by Party A;

(4)         Market price of the same type of service.

1.2  The Article 2.1.2 of Original Agreement shall be amended to as follows:

If Party A transfers technology to Party B or conducts software or other technological development as entrusted by Party B or lease equipment properties to Party B, the technology transfer price, entrusted development fees or rent shall be determined by Party A based on the actual situations.

Miscellaneous

2.1       Both Parties agree that with effect from the Execution Date of the Original Agreement, this Agreement shall take effect upon duly execution by both Parties. The Parties agrees that if there is any inconsistency between this Agreement and the Original Agreement, this Agreement shall prevail. Except to the extent amended by this Agreement the terms and provisions of the Original Agreement shall remain in full force and effect and shall be implemented by all Parties. The invalidity and unenforceability of any provision in this Agreement shall not affect the validity of any of the other provisions herein.

2.2       Unless otherwise specified this Agreement, the words used in this Agreement, shall have the same meaning when used in the Original Agreement.

2.3       With respect to any reference to the provisions of Original Agreement, the relevant series number shall be subject to subsequent adjustments to the Original Agreement.

2.4       This Agreement may be amended or supplemented through written agreement by and between the Parties.

2.5  This Agreement shall be written in two copies, each Party having one copy with the same legal validity.

Party A: Ku Tian Xia (Beijing) Information Technology Co., Ltd. (SEAL)

Legal representative or authorized representative:	/s/ SEAL

Party B: Beijing We Mai Wo Pai Auction Co., Ltd. (SEAL)

Legal representative or authorized representative:	/s/ SEAL